Filed pursuant to Rule 433
Registration No. 333-291275
December 3, 2025
PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.
Transaction Date:	December 3, 2025
Settlement Date:	December 5, 2025 (T+2)
Designation:	5.800% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures Series C due 2056	6.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures Series D due 2056
Principal Amount:
$400,000,000

The New Series C Debentures offered hereby will be treated as a single series with the initial Series C Debentures offered on September 25, 2025 and will have the same terms (other than the issue date and issue price). The New Series C Debentures are expected to have the same CUSIP and ISIN numbers as, and to be fungible for trading purposes with, the Existing Series C Debentures. Upon the issuance of the New Series C Debentures offered hereby, the aggregate principal amount of outstanding Series C Debentures will be $1,500,000,000.

$600,000,000

The New Series D Debentures offered hereby will be treated as a single series with the initial Series D Debentures offered on September 25, 2025 and will have the same terms (other than the issue date and issue price). The New Series D Debentures are expected to have the same CUSIP and ISIN numbers as, and to be fungible for trading purposes with, the Existing Series D Debentures. Upon the issuance of the New Series D Debentures offered hereby, the aggregate principal amount of outstanding Series D Debentures will be $1,500,000,000.

Maturity:	March 15, 2056	March 15, 2056
Interest Rate:	(i) from and including the date of original issuance to, but excluding, March 15, 2031 at an annual rate of 5.800% and (ii) from and including March 15, 2031 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.128%; provided, that the interest rate during any Series C Interest Reset Period will not reset below 5.800%	(i) from and including the date of original issuance to, but excluding, March 15, 2036 at an annual rate of 6.050% and (ii) from and including March 15, 2036 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.940%; provided, that the interest rate during any Series D Interest Reset Period will not reset below 6.050%
Optional Deferral:	Up to 10 consecutive years per deferral	Up to 10 consecutive years per deferral
Interest Payment Dates:	March 15 and September 15	March 15 and September 15
First Interest Payment Date:	March 15, 2026	March 15, 2026
Day Count Convention:	30/360	30/360
Price to Public:	98.718% of the principal amount thereof, plus accrued and unpaid interest from September 25, 2025 (totaling $4,511,111.11)	98.160% of the principal amount thereof, plus accrued and unpaid interest from September 25, 2025 (totaling $7,058,333.33)
Redemption Terms:	In whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series C Reset Date and ending on and including the first Series C Reset Date and (ii) after the first Series C Reset Date, on any interest payment date	In whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series D Reset Date and ending on and including the first Series D Reset Date and (ii) after the first Series D Reset Date, on any interest payment date
Call for Tax Event:	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest

Call for Rating Agency Event:	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest
CUSIP/ISIN:	02557T AE9 / US02557TAE91	02557T AF6 / US02557TAF66
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Guggenheim Securities, LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc. PNC Capital Markets LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC
Co-Managers:	BNY Mellon Capital Markets, LLC CIBC World Markets Corp. Credit Agricole Securities (USA) Inc. TD Securities (USA) LLC
Ratings*:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB- (Stable) by S&P Global Ratings, a division of S&P Global Inc. BB+ (Stable) by Fitch Ratings, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Guggenheim Securities, LLC collect at (212) 518-9544, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848, PNC Capital Markets LLC toll-free at (855) 881-0697, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.